Exhibit 99.1
On September 18, 2007, the Management Development and Compensation Committee of the Board of Directors (the “Board”) of The Clorox Company (the “Company”) established the target bonus opportunities for the Company’s executive officers, including the chairman and chief executive officer (“CEO”) and the next four most highly compensated executive officers (the “Named Officers”) for the fiscal year ending June 30, 2008 (“fiscal year 2008”).
The maximum bonus that may be awarded under the Company’s Executive Incentive Compensation Plan for each Named Officer is based on achievement of earnings before income taxes, with 1% of earnings before income taxes as the maximum award for the CEO and 0.6% of earnings before income taxes as the maximum award for each other Named Officer. The Management Development and Compensation Committee has discretion to reduce, but not to increase, awards computed in accordance with these criteria based on an assessment of Company financial performance and key strategic measures.
For fiscal year 2008, assessment of Company financial performance will be based on two financial metrics: net customer sales and economic profit, which is defined as net operating profit after taxes less a capital charge. These financial metrics are more closely aligned with the Company’s recently updated corporate strategy and are expected to continue to drive long-term stockholder value. They are different from the financial metrics used to assess Company financial performance in the prior fiscal year, which metrics consisted of net customer sales, earnings per share from continuing operations, and working capital as a percentage of sales targets. The assessment of strategic performance is based on an assessment of measures that support the key elements of the Company strategy: consumer, customer, cost, people objectives and other key strategies. If the corporate financial and strategic performance measures are not met, actual bonuses could be 0.
The following table sets forth the target bonus opportunities for the Named Officers under the Company’s Executive Incentive Compensation Plan for fiscal year 2008.

Named Executive Officer	Fiscal Year 2008 Target Bonus

Donald R. Knauss	$1,200,000

Lawrence S. Peiros	480,000

Frank A. Tataseo	352,500

Daniel J. Heinrich	375,000

Laura Stein	337,400